INFOCAST CORPORATION
                       One Richmond Street West, Suite 902
                            Toronto, Ontario M5H 3W4


                                                      November 10, 1999



Via EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549


         Re:      InfoCast Corporation (the "Company")
                  Form 10, as amended (the "Form 10")
                  File No. 000-27343
                  ------------------------------------

Ladies and Gentlemen:

         The Form 10 was filed with the Commission on September 15, 1999. In accordance with Section 12(g)(1) of the Securities Exchange Act of 1934, as amended, the Form 10 will automatically become effective on November 15, 1999. As there are outstanding comments from the Staff that have not yet been cleared, the Company hereby withdraws the Form 10.

         The Staff is invited to contact the undersigned at (416) 867-1681 or Jeffrey S. Spindler at (212) 451-2307 or Jill S. Citron at (212) 451-2295 with any questions it may have.

                                       Very truly yours,



                                       /s/ James Leech
                                       -------------------------------
                                       James Leech
                                       President and Chief Executive Officer


cc:    David Leeb
       Michael Deutchman
       Donna DiSilvio